Cooperation Agreement (“Agreement”)

Party A: Beijing Atis Advertising Co., Ltd.
No. of Business License: 1101052951786
Issuing Authority: Beijing Administration for Industry and Commerce
Registered Address:
Post Code:
Legal Representative: Liu Junli
Tel.: 6806 6668
Authorized Representative: Zhao Xiaolin
Tel.: 6806 6668
Bank: Agricultural Bank of China, Beijing Yuetan Tower Office
Account No.: 11020601040006554

Party B: Beijing Yinse Lingdong Advertising Co., Ltd.
No. of Business License: 1101022933270
Issuing Authority: Beijing Administration for Industry and Commerce
Registered Address: Room 624, Gehua Building, No.1 Qinglong Hutong, Dongcheng District, Beijing
Post Code: 100007
Legal Representative: Xue Wei
Tel.: 8418 7118
Authorized Representative: Xue Wei
Tel.: 8418 7118
Bank: Bank of China, Beijing Branch, Pinganli Sub-branch
Account No.: 801019957608091001

Party A and Party B shall be referred to herein collectively as the “Parties” and each individually as a “Party”.

Party A and Party B enter into the following agreements through friendly negotiation with respect to the regional advertising agency cooperation on Music Radio channel of China National Radio (the “CNR”).

1.	Operation Qualification
Party A has obtained exclusive national advertising agency rights on Music Radio channel of CNR from Beijing Yangguang Zhiku Advertising Co., Ltd.
Party B is a duly qualified advertising company with capacity for advertising agency, advertising design and radio advertising production. Party B participates in annual inspection on a timely basis and has good faith and credit.

2.	Cooperation Project
Party A hereby grants Party B with exclusive regional advertising agency rights on Music Radio channel of CNR within the designated city, i.e. Tianjin, under this Agreement.
Regional Advertising means the advertising broadcasted within a designated city during the programs of Music Radio channel of CNR.

3.	Scope of Agency, Contract Price and Deposit
Party A hereby authorizes Party B as the exclusive regional advertising agent on FM92.5MHz, the frequency of Music Radio channel of CNR in Tianjin.

Party B acknowledges the cooperation content provided by Party A and the current status of the transmission and signal coverage of Music Radio channel in Tianjin, and agrees to acquire the exclusive advertising agency rights on FM92.5MHz of Music Radio channel for a contract price (the “Contract Price”) as follows:
The Contract Price for the first year shall be RMB2,500,000.

The Contract Price shall be paid by Party B to Party A in equal monthly installments, payable on the 10th day of the preceding month. Where the 10th day falls on a legal holiday, the working day immediately prior to the 10th day shall be the date for Party B to make such payment.

Within 5 days after the execution of this Agreement, Party B shall pay Party A RMB500,000 as deposit (the “Deposit”), evidencing Party B’s good faith performance. Where this Agreement is duly and fully performed, the Deposit shall be used as payment of the last portion of the Contract Price.

The first monthly Contract Price shall be paid on or prior to June 26, 2009, any subsequent monthly payment shall be made pursuant to the relevant provisions of this Agreement.

4.	Term of Agency
The term of Party B’s exclusive agency rights granted by Party A commences at 00:00 am on June 15, 2009 and ends at 12:00 pm on December 31, 2010. (The Parties hereby acknowledge that the execution date may, due to certain technical issues, be later than the effective date of this Agreement.)

5.	Advertising Time Slot
The exclusive advertising agency time slot granted by Party A to Party B shall be a three-minute time period from 56’30’’ to 59’30’’ of every hour during the program broadcast of Music Radio channel of CNR. The aggregate daily advertising time is 54 minutes. (There’s no program broadcast from 13:30 to 17:00 in each Tuesday afternoon for maintenance purposes.)

6.	Advertising Content and Examination
Before Party B, as the regional advertising agent, agrees to take any advertising task, it shall fully examine the advertising contents (including finished advertising products, manuscripts for recording, related certificates of the clients, etc.), and refuse to take or act as agent for any clients and their advertising task which is in violation of advertising laws. Party A shall deliver the materials provided by Party B to the Advertising Administration Department of CNR for examination, which may be broadcasted upon approval, while any advertising manuscripts and finished advertising products fail to pass the examination may not be arranged for broadcast. Party B shall change or suspend any broadcast of advertising once it’s been found untruthful, and immediately suspend the broadcast of any advertising which is prohibited by national advertising administration department or complained heavily by audience.

The Advertising Administration Department of CNR reserves the final examination, determination and interpretation rights on the advertising broadcasted.

Party B shall, pursuant to the supplement agreement with respect to advertising production and broadcast between the Parties, timely deliver relevant broadcasting certificates, manuscripts and qualified audio products.

7.	Monitor and Detection (not applicable for now)
To ensure the consistent judgment of both Parties on projected signals and broadcasted contents, Party A shall provide Party B with detection software so that Party A and Party B can jointly record and save the broadcasted contents for certain period for inspection purposes (Basically, such period shall not exceed 1 month).

Party B shall be equipped with computers (with automatic turn-on and turn-off function, audio card, etc.), internet channels, radiogram and other auxiliary inspection equipment. Party B shall turn on the computer on schedule. During the all-day broadcast of programs, detection software will record local advertising content broadcasted at any given moment and automatically deliver such records to Party A’s server. The server of Party A in Beijing will automatically save such records for inspection purposes.

Party B shall pay RMB5,000 to Party A as the one-time fee for using the detection software.

8.	Local Broadcast Signals and Related Maintenance
The local signal status as of the date hereof (referring to the coverage effect of the broadcast projected by local launcher) is a key reference for Contract Price. Party B shall maintain good cooperation relationships with local rebroadcast station and use its best efforts to maintain the good quality of local signals, Party A shall provide assistance as necessary. Request to further improve or strengthen local signals shall not be regarded as the precondition for amendment and performance of this Agreement.

9.	Rights and Obligations
Party A shall, pursuant to schedule agreed upon by both Parties, undertake the delivery of advertisings for examination and coordinate the broadcast of advertisings.
During the term of this Agreement, Party A shall be responsible for the coordination of technical transmission from Beijing to the designated area.
Party A shall be responsible for the expense incurred by technical transmission and advertising broadcast from Beijing.

Where Party B fails to pay monthly Contract Price on time, Party A may deduct such monthly Contract Price from the Deposit. Party A may unilaterally terminate this Agreement in case of Party B’s breach of Article 3 (Contract Price), Section 5 of Article 9 (Advertising Fine) of this Agreement.

Party B shall indemnify any loss incurred by Party A where (i) any administrative fine is imposed on Party A due to Party B’s illegal operation and fault; and (ii) Party A is required to make compensation due to a third party claim.

Party B may, based on the local market conditions, determine the regional advertising prices and operation policy.
All the expense incurred from Party B’s regional advertising operation and agency, including but not limited to brand promotion, marketing publicity and operation, shall solely be born by Party B.
Party B shall consciously maintain the continuity and consistency of the brand and style of regional advertising and Music Radio channel.
Party B shall deliver Party A the legal advertising broadcast certificate, advertising manuscript and audio products suitable for broadcast according to the supplement agreement.
Party B shall pay the Contract Price and the Deposit on time. Where the Deposit is insufficient, Party B shall make up for the Deposit within 5 days.
Where Party B has fully performed this Agreement in good faith, Party B shall have the right of first refusal to extend this Agreement under equal conditions.
Where Party A beaches any of Article 3 (Agreement on Exclusive Agency), Article 5 (Advertising Time Slot) or Sections 2 and 3 (Obligations of Party A) of Article 9, Party B is entitled to unilaterally terminate this Agreement.
Each Party shall bear its own tax liability with respect to their respective revenues.

The Parties shall keep the business secrets strictly confidential and shall be refrained form disclosing the cooperation herein to any third party without the consent of the other Party. Contract Price, clients, advertising placement, advertising broadcast techniques and other items deemed by the Parties as confidential information shall be kept confidential.

The Parties shall execute a supplement agreement to further specify issues such as advertising examination, manuscript amendment and broadcast.

10.	Default and Remedy

Where this Agreement is terminated by Party B with advance notice less than a month, Party A may deduct 10% of the Deposit for any day in short and reserves the right to seek additional indemnification.

Where Party B fails to pay monthly Contract Price on time, Party A shall demand the payment in writing or by phone. If Party A fails to receive such monthly Contract Price within 3 days after such demand, Party A may immediately suspend the advertising till the receipt of such monthly Contract Price. Party A may deduct the daily Contract Price (calculated as the monthly Contract Price divided by 30) from the Deposit for any unsuspended advertising. Party A reserve the right to seek indemnification in addition to the deduction of the Deposit.

Party A will not arrange for re-broadcast of any suspended advertising due to Party B’s failure to pay the monthly Contract Price on time. Party B shall bear all the consequences and losses incurred therefrom (including but not limited to losses suffered by the clients).

Where the advertisings are delayed for broadcast due to the following reasons：(i) the content of Party B’s manuscript is not qualified; (ii) the certificate document is incomplete; (iii) the audio products does not meet the broadcast standard; or (iv) the above said documents has not been delivered to Party A on time, Party B shall bear all the consequence therefrom.

Where, due to the satellite transmission or certain internal technical problems of CNR, no advertisings have been broadcasted on any given day or days, Party B shall be exempted from the amount of the daily Contract Price times the number of days when no broadcast has been made. In case of failure to restore the advertising broadcast within 10 days, the amount of the daily Contract Price times 15 shall be exempted. In case of failure to restore the advertising broadcast within 15 days, the monthly Contract Price shall be exempted. The exempted Contract Price shall be deducted from the following monthly Contract Price.

Where the advertising broadcast results in a third party claim or a fine imposed by administration for industry and commerce, Party B shall seek indemnification against the advertising client to collect the fine or compensation, and bear all liability in case of failure to collect, including, without limitation, to compensate the third party claim, damage, compensation as well as fines imposed by the administration for industry and commerce.

This Agreement is executed by the Parties on the basis of the packaged sale of exclusive rights for each year, thus, no monthly Contract Price shall be exempted due to the failure to broadcast certain portion of any given advertisings due to technical problems.

11.	Termination
Where continuous performance of this Agreement is rendered impossible due to force majeure, the Parties may terminate this Agreement through friendly consultation.

Where continuous performance of this Agreement is rendered impossible due to CNR’ s internal reason, signal transmission or change of national policies, Party A may terminate this Agreement through a written notice delivered to Party B at least 10 days in advance.

Where continuous performance of this Agreement is rendered impossible due to Party B’s reason, Party B shall notify Party A at least one month in advance and settle the fees payable with Party A.

Where failure to broadcast advertising for more than one month or to regularly broadcast for more than two months due to signal transmission or CNR’ s internal reason, Party B may demand the termination of this Agreement.

Where Pary B delays payment of Contract Price for more than 30 days without Party A’s written consent, Party A may treat such delay as Party B’s intention not to further perform this Agreement and take the Deposit as the liquidated damages. Party A may unilaterally terminate this Agreement and reserve the right to seek addition indemnification against Party B.

12.	Dispute Resolution and Governing Law
The execution, effectiveness, performance, interpretation and dispute resolution of this Agreement shall be governed by current effective laws and regulations of PRC.
During the term of this Agreement, the Parties shall, in good faith and through friendly consultation, deal with any issues not covered in this Agreement.

During the term of this Agreement, any dispute arising herefrom shall be resolved through consultation first. If the dispute cannot be resolved through consultation, any Party may initiate a legal proceeding before the people’s court located in its residence for resolution.

13.	Notice and Communication
According to this Agreement, any important information, such as amendment to this Agreement or delay of Contract Price Payment, shall be notified in writing by courier, mail or fax (if by fax, confirmation requirement should also be included in the notice).

Notice or other communication shall be deemed to have been effectively served according to the following measures:
(1) Where by courier, notice or communication shall be deemed to have been effectively served upon personal delivery;
(2) Where by mail, notice or communication shall be deemed to have been effectively served on the seventh day after the delivery of postage-paid registered mail (subject to the postmark);
(3)Where by fax, notice or communication shall be deemed to have been effectively served on the immediately succeeding working day after the fax with confirmation requirement is sent.

All notices and communication shall be sent to the mailing address as set forth on the first page of this Agreement. Each Party may change such mailing address at any moment by written notice to the other Party as specified in this Article.

14.	Miscellaneous
Where the Parties need to execute any supplement agreement, such agreement shall take effect upon execution and have same legal effect as this Agreement.

Unless otherwise provided, a “day” means a working day and a “month” means a calendar month (calculated as 30 days). Where any date agreed upon by the Parties falls on a legal holiday or Golden Week holiday, relevant issues will only come into effect subsequent to the date agreed upon by the Parties.

Each Party shall stamp the corporate seal as well as a paging seal to this Agreement.
This Agreement shall be executed in two counterparts with each Party holding one.

Party A: Beijing Atis Advertising Co., Ltd.
Authorized Signature:

Party B: Beijing Yinse Lingdong Advertising Co., Ltd.
Authorized Signature: